Exhibit 10.2

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This Agreement (this “Agreement”) is between Mark C. Bozek (“Executive”) and ValueVision Media, Inc. (“ValueVision” and, together with its Affiliates, the “Company”).

WHEREAS, Executive commenced employment with ValueVision on June 23, 2014 (the “Employment Commencement Date”) as its Chief Executive Officer, and Executive’s services are valuable to the conduct of the business of the Company; and

WHEREAS, ValueVision and Executive desire to specify the terms and conditions on which Executive will continue employment on and after November 17, 2014 (the “Effective Date”), and under which Executive will receive severance in the event that Executive separates from service with the Company under the circumstances described in this Agreement.

NOW, THEREFORE, for the consideration described above, the payment of one thousand dollars ($1,000.00), and other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

1. Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement shall renew automatically for successive one (1) year periods unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent one-year term (the Initial Term and the period, if any, thereafter, during which the Executive’s employment shall continue are collectively referred to herein as the “Term”). Notwithstanding the foregoing, (a) if a Change in Control (as defined in Section 2(g) below) occurs prior to the end of the Initial Term or any subsequent one-year term, then the Agreement shall be extended automatically until the later of (i) the end of the Initial Term or (ii) one (1) year from the date of the Change in Control, and (b) if Executive provides notice of resignation for Good Reason (as defined in Section 2(p) below) prior to the expiration of the Term, and if the Executive terminates his employment for such Good Reason, then the Term of this Agreement will be extended to the date that is one day following the Termination Date (as defined in Section 2(v) below). The expiration of the Agreement due to the Company’s notice of non-renewal shall not be considered a termination of Executive by the Company for other than Cause (as defined in Section 2(f) below). Rather, if the Initial Term or any subsequent one-year Term expires as a result of a notice of non-renewal by either party, and if Executive remains employed with the Company thereafter, then Executive will be an at-will employee of the Company during the period that Executive remains employed with the Company.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

(a) “Affiliate” shall mean, with respect to ValueVision, any partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, or other organization that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, ValueVision within the meaning of Code Section 414(b) or (c); provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b) “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all Base Salary that has accrued but is unpaid as of the Termination Date; (ii) reimbursement of Executive for his reasonable and necessary expenses, which have been approved in accordance with Company policy and which were incurred by Executive on behalf of the Company as of the Termination Date; (iii) any and all other cash earned by Executive through the Termination Date and deferred at the election of Executive pursuant to any deferred compensation plan then in effect; and (iv) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiaries) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits, and any applicable law (but in each instance no less favorable than that applied to the most senior executive officers of the Company).

(c) “Base Salary” shall mean Executive’s annual base salary with the Company as in effect from time to time.

(d) “Board” shall mean the board of directors of ValueVision or a committee of such Board authorized to act on its behalf in certain circumstances, including the Human Resources and Compensation Committee of the Board.

(e) “Business Partner” shall mean an individual or entity to whom the Company sold a service or product (such as advertising services) via or upon one of its sales platforms during the twenty-four (24) month period immediately preceding the Executive’s Termination Date, and (i) about whom Executive, as a result of his employment, had access to (and actually accessed or knew about) information or goodwill that would assist in solicitation of such Business Partner, or (ii) with whom Executive personally dealt on behalf of the Company in the twelve (12) months immediately preceding the Executive’s Termination Date and that Executive was introduced to or otherwise had business contact with as a result of his employment with the Company.

(f) “Cause” shall mean any of the following, as determined by the Company in its reasonable judgment, exercised in good faith: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime, the circumstances of which are substantially related to Executive’s duties or responsibilities; (ii) theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company or any other act of fraud or dishonesty with respect to the Company; (iii) Executive’s willful misconduct, including intentional, grossly negligent, or unlawful misconduct by Executive that causes harm or embarrassment to the Company or exposes the Company to a risk of harm; (iv) Executive’s violation of the Company’s policies on non-discrimination and/or harassment; (v) the failure by Executive to materially comply with any other material Company policy generally applicable to Company employees (that are provided or made available to Executive); or (vi) Executive’s willful or intentional breach of any provision of this Agreement (including but not limited to Section 7) that results in a risk of harm to the Company; provided that prior to a termination due to Executive’s acts or omissions described in clauses (v) or (vi) herein, the Company shall have provided Executive with a written notice setting forth in reasonable detail the acts or omissions constituting Cause, and Executive shall have failed to cure such acts or omissions within thirty (30) days of his receipt of the written notice. If the alleged conduct or act constituting Cause is not curable, then Executive’s employment will terminate on the date specified in the written notice of termination (which may be immediate). If the alleged conduct or act constituting Cause is curable but Executive does not timely cure such conduct or act, then Executive’s employment will terminate on the date immediately following the end of the cure period.

(g) “Change in Control” shall mean a “Change in Control” as defined in the ValueVision Media, Inc. 2011 Equity Incentive Plan, as amended and in effect from time to time, or any successor incentive plan thereto.

(h) “COBRA” shall mean the provisions of Code Section 4980B.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j) “Company Vendor” shall mean those vendors, suppliers or product developers who did business at any time with the Company within the twenty-four (24) months preceding Executive’s Termination Date and (i) about whom Executive, as a result of his employment, had access to (and actually accessed or knew about) information or goodwill that would assist in solicitation of such Company Vendor, or (ii) with whom Executive personally dealt on behalf of the Company in the twelve (12) months immediately preceding the Termination Date and that Executive was introduced to or otherwise had business contact with as a result of his employment with the Company. “Company Vendor” shall also include an individual or business to whom a pitch to solicit or secure business or product for sale was prepared (even if not yet made) within the 12-month period preceding the Termination Date, and with which Executive had involvement in the preparation of, or had exposure to information developed for, the specific pitch; provided, a general mailing or an incidental contact shall not be deemed a pitch.

(k) “Competitive Services” shall mean services of the type that the Company provided or offered to its Customers, Business Partners, or Company Vendors at any time during the twelve (12) months immediately preceding the Termination Date. “Competitive Services” also includes those services that the Company, within the six-month period prior to the Termination Date, was in the process of developing, had discussed as a possible development or which it was actively engaged in research and development to offer to a customer, anticipated customer, Company Vendor or anticipated Company Vendor at the time of Termination Date. “Competitive Services” does not include any service that the Company no longer provides, and does not intend to provide in the 12-month period following the Termination Date.

(l) “Competitive Products” shall mean products (e.g., sales platforms) that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing or having developed for a present, former, or future possible customer at any time during the twelve (12) months immediately preceding the Termination Date.

(m) “Customer” shall mean an individual or entity whom purchased a Competitive Product or Competitive Service via one of the Company’s sales platforms during the twelve (12) month period prior to the Termination Date.

(n) “Direct Competitor” shall mean a person or entity that sells Competitive Products or Competitive Services in a manner substantially similar to the Company via a sales platform that is substantially similar to the Company’s sales platform (i.e., primarily engaged in the home shopping business). A Direct Competitor includes an infomercial business having as a primary focus the marketing to consumers of Competitive Products or Competitive Services through television programming or via the internet (web sites). Examples of Direct Competitors as of the Effective Date include, but are not limited to: HSN, Inc., QVC, Inc., Jewelry Television Network and their subsidiaries.

(o) “Disability” shall mean, subject to applicable law, that a medically determinable physical or mental impairment of Executive renders Executive unable to perform the essential functions of his position with the Company, either with or without a reasonable accommodation in substantially the manner and to the extent required hereunder prior to the commencement of such disability, and Executive shall be unable to return to such duties at the end of the short-term disability period provided under the Company’s short-term disability plan applicable to other senior executive officers of the Company (or such longer period as the Company may grant in its sole discretion or as otherwise required by law).

(p) “Good Reason” shall mean the occurrence of any of the following events while this Agreement is in effect, without the Executive’s written consent:

(i) A relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current office location (other than a relocation of Executive’s principal place of employment from Eden Prairie, Minnesota to the New York Metropolitan Area) unless such new location is no further from the Executive’s then-current residence than the immediately prior location;

(ii) Any reduction in Executive’s Base Salary or Annual Bonus opportunity described in Section 3(c)(i) (excluding long-term performance or equity awards described in Section 3(c)(ii)), unless part of an across-the-board reduction applicable on a similar basis to all other senior executive officers of ValueVision and, in that event, provided that such reduction does not exceed five (5%) of Executive’s total cash compensation opportunity (Base Salary and Annual Bonus);

(iii) Any failure to pay Executive amounts due under this Agreement; or

(iv) Any material reduction in Executive’s duties, responsibilities or authority, or any change in Executive’s title;

provided that such event shall constitute Good Reason only if: (A) Executive continues to perform his job duties as set forth in this Agreement and continues to comply with all of the covenants set forth herein (including the terms of Section 7 hereof) and any other non-compete, confidentiality, invention or other written agreements otherwise applicable to him; (B) Executive provides ValueVision written notice of resignation, specifying in reasonable detail the event constituting Good Reason, within sixty (60) days after the initial existence of such event; and (C) ValueVision fails to cure (if curable) the Good Reason event within thirty (30) days following receipt of such notice. If ValueVision timely cures the Good Reason event, then Executive’s notice of resignation shall be automatically rescinded. If ValueVision does not timely cure the Good Reason event, then the Termination Date shall be the date immediately following the end of the Company’s cure period.

(q) “Protected Information” shall mean Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as: Company Vendor or Business Partner lists or information; the compensation of the Company’s other employees or agents; nonpublic financial information; marketing, business and strategic plans; business methods; investment strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; and other information of a technical or economic nature relating to the Company’s business. Protected Information includes negative know-how, which is information about what the Company tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do. Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants) shall also be deemed to be and shall be Protected Information.

Notwithstanding the foregoing, Protected Information shall not include information that (i) was in the public domain, being publicly and openly known through lawful and proper means, (ii) was independently developed or acquired by Executive without reliance in any way on other Protected Information of the Company or any Company Vendor or Business Partner, (iii) was approved by the Company for use and disclosure by Executive without restriction, (iv) is required to be disclosed pursuant to any applicable law or court order; provided that, in the case of this clause (iv), Executive notifies ValueVision of the requirement to disclose such information as soon as possible after Executive becomes aware of the requirement to disclose.

(r) “Separation Agreement” shall mean the form of Separation Agreement which is substantially similar to that used for departing executives who receive severance, subject to modifications to reflect the terms of this Agreement.

(s) “Separation from Service” shall mean Executive’s separation from service (within the meaning of Code Section 409A) from ValueVision and its Affiliates.

(t) “Severance Benefits” shall mean the payments and benefits described in Section 5 hereof.

(u) “Severance Payment” shall mean 1.5 times the sum of (i) Executive’s then applicable Base Salary, plus (ii) the average of the annual cash incentive plan payments made to Executive (prior to reduction for taxes or deferrals) in the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs (or such fewer number of immediately preceding fiscal years for which Executive has been employed by the Company) (the “Average Annual Bonus Amount”); provided that if the Termination Date occurs on or within the one year period following a Change in Control, then the 1.5 multiplier shall be replaced with two (2). For purposes of this definition, the Executive’s Base Salary shall be the amount in effect immediately preceding the Termination Date; provided that if a reduction in Executive’s Base Salary constituted a Good Reason for the termination, then Base Salary shall be the amount in effect immediately prior to such reduction.

(v) “Severance Period” shall mean the eighteen (18)-month period following the Termination Date; provided that if the Termination Date occurs on or within the one year period following a Change in Control, then the Severance Period shall mean the twenty-four (24)-month period following the Termination Date.

(w) “Termination Date” shall mean the date of Executive’s termination of employment from the Company, as further described in Section 4.

3. Employment of Executive

(a) Position.

(i) Executive shall serve as the Chief Executive Officer of ValueVision, accountable to the Board. In such position, Executive shall have such duties, responsibilities and authority as is customarily associated with such position and shall have such other duties, as may be reasonably assigned from time to time by the Board, consistent with Executive’s position and the terms of this Agreement. In addition, during the Term, the Executive shall be a member of the Board, subject to the approval of the ValueVision shareholders.

(ii) Executive shall devote substantially all of his business time and efforts to the performance of his duties on behalf of the Company, and will not engage in or be concerned with any other commercial duties or pursuits, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, nothing herein shall preclude Executive from (1) continuing to engage in the outside, activities disclosed here: all production services relating to the feature film projects currently entitled SHOE ADDICTS ANONYMOUS and HERE LIES BRIDGET, and any transaction contemplated thereby (if left blank, then there are no such activities for which approval has been provided); (2) serving as an officer or a member of charitable, educational or civic organizations; (3) engaging in charitable activities and community affairs; and (4) managing Executive’s personal investments and affairs; provided, however, that such service and activities do not, in the Company’s reasonable opinion, interfere with the performance of his duties on behalf of the Company, create any conflict of interest as it relates to the Company, and are not represented in a manner that suggests the Company supports or endorses the services or activities without the advance approval of the Company. Executive shall be responsible for complying with all policies and operating procedures of the Company applicable to all senior executives of the Company (that are provided or made available to the Executive) in the performance of his duties on behalf of the Company.

(iii) Executive’s principal place of employment shall be based in Eden Prairie, Minnesota as of the Effective Date. At any time, the Board may determine that the Executive’s principal place of employment shall be in the New York Metropolitan Area, provided that the Company shall pay for all reasonable costs and expenses incurred by Executive and his family to relocate to the New York Metropolitan area consistent with such relocation assistance as is offered by ValueVision at that time to its senior executives who are relocating. If the Executive’s principal place of employment is in Minnesota, then Executive also shall work in ValueVision’s New York City office as necessary. In addition, Executive shall travel to such other places, including, without limitation, the site of such facilities of the Company and its Affiliates as are established from time to time, at such times as are advisable for the performance of Executive’s duties and responsibilities under this Agreement.

(iv) Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company (the “Company Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Company Opportunities on Executive’s own behalf.

(b) Base Salary. Commencing on the Effective Date, ValueVision shall pay Executive a Base Salary at an annual rate of $625,000, payable in regular installments in accordance with the Company’s usual payroll practices. At least once per year, the Board shall review Executive’s Base Salary for potential increase based on market trends, performance, and such internal and other considerations as the Board may deem relevant.

(c) Bonus and Equity Incentives.

(i) Beginning with the fiscal year following the Effective Date, and for each fiscal year thereafter during the Term, Executive shall be eligible to participate in such annual cash incentive plans and programs of ValueVision as are generally provided to the senior executives of ValueVision pursuant to such terms and conditions as the Board may prescribe from time to time; provided that Executive shall be entitled to a payout of at least 100% of Base Salary (the “Target Bonus”) if the target annual performance goal(s) established by the Board is (are) achieved and at least 200% of the target payout amount if the maximum annual performance goals(s) established by the Board is (are) achieved.

(ii) Beginning with the fiscal year following the Effective Date, and for each fiscal year thereafter during the Term, Executive shall be eligible to participate in such long-term cash and equity incentive plans and programs of ValueVision as are generally provided to the senior executives of ValueVision, as determined by the Board in its discretion.

(d) Executive Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans (in addition to the annual and/or long-term incentive programs, which are addressed in subsection 3(c)) as in effect from time to time on the same basis as those benefits are generally made available to other similarly-situated senior executives of ValueVision.

(e) Business Expenses. The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder subject to and in accordance with Company policies.

(f) Additional Payments and Benefits. Executive shall be entitled to the amounts and benefits set forth on Exhibit A, subject to the terms and conditions thereof.

(g) Withholding. All payments under this Agreement shall be subject to payroll taxes and other withholdings in accordance with the Company’s (or the applicable employer of record’s) standard payroll practices and applicable law.

4. Termination of Employment.

(a) Date and Manner of Termination. Executive’s employment with the Company will terminate during the Term, and this Agreement will terminate on the date of such termination, as follows:

(i) Executive’s employment will terminate on the date of Executive’s death.

(ii) If Executive is subject to a Disability, and if within thirty (30) days after ValueVision notifies Executive in writing that it intends to terminate Executive’s employment, Executive shall not have returned to the performance of Executive’s essential functions (either with or without a reasonable accommodation), ValueVision may terminate Executive’s employment, effective immediately following the end of such thirty-day period.

(iii) ValueVision may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by subsection 4(a)(ii)). If the termination is without Cause, then Executive’s employment will terminate on the date set forth in ValueVision’s written notice of termination to Executive (which may be immediate). If the termination is for Cause, then Executive’s employment will terminate in accordance with Section 2(f). Unless otherwise directed by ValueVision, from and after the date of the written notice of proposed termination (subject to all applicable cure periods), Executive shall be relieved of his duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by ValueVision confirming such proposed termination, provided that during such notice period Executive shall remain a full-time employee of the Company, and shall continue to receive his then current Base Salary and all other benefits as provided in this Agreement.

(iv) Executive may terminate his employment with or without Good Reason. If the termination is without Good Reason, then Executive must provide at least thirty (30) but no more than ninety (90) days advance written notice to ValueVision; provided that the Company may immediately relieve Executive of all duties and responsibilities upon receipt of such notice, and choose to terminate Executive’s employment without further notice or delay, which termination shall not constitute a termination without Cause. If the termination is for Good Reason, then Executive’s employment will terminate in accordance with Section 2(p).

(b) Relinquishment of Positions Upon Termination. Upon termination of employment for any reason, Executive shall resign all officerships, directorships or other positions that he then holds with the Company or any of its Affiliates.

5. Payments upon Termination.

(a) Entitlement to Accrued Benefits and Equity Awards. Upon termination of Executive’s employment for any reason, whether by the Company or by Executive, the Company shall pay or provide Executive with the Accrued Benefits and all of Executive’s outstanding equity awards shall be subject to the terms of the applicable award agreement and plan.

(b) Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to Severance Benefits in the following circumstances:

(i) Executive’s employment is terminated by ValueVision without Cause, except in the case of death or Disability; or

(ii) Executive terminates his employment with the Company for Good Reason.

If Executive dies after receiving a notice by ValueVision that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, then Executive’s estate, heirs and beneficiaries (as the case may be) shall be entitled to the Accrued Benefits and the Severance Benefits at the same time such amounts would have been paid or benefits provided to Executive had he lived.

(c) Requirement for Severance Benefits. As an additional prerequisite for receipt of the Severance Benefits, Executive must (i) execute, deliver to ValueVision, and not revoke (to the extent Executive is allowed to do so) a Separation Agreement within twenty (20) calendar days (or such longer period as is provided in the Separation Agreement) following the Executive’s receipt of such Separation Agreement, which ValueVision must provide Executive within ten (10) days following Executive’s Termination Date, and (ii) comply with all of Executive’s covenants set forth in this Agreement.

(d) Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to Severance Benefits, then:

(i) The Company shall pay Executive the Severance Payment in equal installments, consistent with the Company’s normal payroll practices, over the Severance Period (or, in the case of a termination of employment within one year following a Change in Control, in a lump sum, provided such Change in Control meets the requirements of Code Section 409A) following the date of his Separation from Service; provided that any amounts that would be payable prior to the effectiveness of the Separation Agreement shall be delayed until the Separation Agreement becomes effective. Notwithstanding the foregoing, if, as of the date of Executive’s Separation from Service (i) he is a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would otherwise be payable within the first six (6) months following such Separation from Service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of Executive’s Separation from Service (or the date of his death, if earlier than that anniversary) or (ii) he is not a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would be otherwise payable within the first sixty (60) days after Executive’s Separation from Service shall be paid sixty (60) days after Executive’s Separation from Service (and not promptly following the effectiveness of the Separation Agreement).

(ii) The Company shall pay, in a lump sum in the fiscal year following the fiscal year of the Termination Date, an amount equal to the product of (A) the annual cash incentive award to which Executive would have been entitled for the fiscal year in which the Termination Date occurs based on actual performance for such fiscal year had Executive’s employment not terminated, multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed during the annual performance period through the Termination Date and the denominator of which is 365. Notwithstanding the foregoing, if all or any portion of such annual bonus payment was paid upon a Change in Control, then the amount due under this clause 5(d)(ii) shall be reduced by the amount of such payment.

(iii) The Company shall continue to provide to Executive and his dependents (as applicable) during the Severance Period, group health, dental and life insurance benefits to the extent that such benefits were in effect for Executive and his family as of the Termination Date, subject to Executive’s timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws. The Company shall be responsible for payment of all premiums necessary to maintain these benefits during the Severance Period. Benefit continuation under this Section 5(d)(iii) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar state laws. Such benefits shall be terminated prior to the expiration of the Severance Period to the extent Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. Executive shall promptly notify the Company when he becomes employed after the Termination Date and shall provide such reasonable cooperation as the Company requests with respect to determining whether Executive is covered by comparable benefits with such new employer. If the health or dental benefits are fully insured, and the provision of such benefits under this clause 5(d)(iii) would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Executive in an amount reasonably determined by the Company to be equivalent to the COBRA premiums for such benefits. If the health or dental benefits are self-insured, and the provision of such benefits under this clause 5(d)(iii) is considered discriminatory under Code Section 105(h), then to the extent required by the Code, Executive acknowledges that the value of the premiums paid by the Company hereunder shall be considered taxable wages to Executive, and the

Company shall be permitted to withhold applicable taxes with respect to such wages from other amounts owed to Executive, or require Executive to make satisfactory arrangements with the Company for the payment of such withholding taxes.

(iv) With respect to any long-term incentive awards (whether cash or equity) (A) if the award is subject to time-based vesting only, then upon the Termination Date, Executive shall become vested in a pro-rata portion (based on Executive’s length of employment during the applicable vesting period) of such award, and (B) if the award is subject to performance vesting, then following the completion of the applicable performance period, Executive will receive a pro-rata portion of such award (based on Executive’s length of employment during the applicable performance period), to the extent the performance goals are otherwise achieved for the performance period.

6. Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2). Within twenty (20) business days following delivery of the notice of termination or notice by ValueVision to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Code Section 280G, Executive and ValueVision, at ValueVision’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by ValueVision, which opinion sets forth: (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 6, (D) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, and (E) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 6. As used in this Section 6, the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by ValueVision’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to ValueVision and Executive. For purposes of determining the After-Tax Value of Total Payments, Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Severance Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Severance Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. Such opinion shall be dated as of the Termination Date and addressed to ValueVision and Executive and shall be binding upon ValueVision and Executive. If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under this Section is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section did not apply, then the Severance Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to ValueVision within five business days of Executive’s receipt of such opinion or, if Executive fails to so notify ValueVision, then as ValueVision shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, Executive and ValueVision shall obtain, at ValueVision’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 6 shall be of no further force or effect.

7. Covenants by Executive.

(a) Ownership Rights. In the course of his employment with the Company, Executive may be creating, designing, drafting, developing, or adding to the Company’s trade secrets, inventions, or copyrights. Executive shall promptly communicate all such work product to the Company.

(i) Inventions. Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Executive during his period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it: (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, or trade secrets; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”). Executive assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Executive’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

(ii) Copyrights. Any material written, created, designed, discovered, or drafted by Executive for the Company or connected to Executive’s employment with the Company shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by Executive that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Executive would be regarded as the copyright author and owner, Executive hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Executive’s entire right, title, and interest in and to such works, including all copyrights therein.

(iii) Trade Secrets. Any trade secret (as defined by law) developed by Executive during his period of employment with the Company shall belong to the Company if it: (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, trade secrets or Protected Information; (c) at the time conceived or first reduced to practice, substantially related to the Company’s current or planned business activities made known to Executive; or (d) resulted from work performed for the Company. Executive assigns and agrees to assign to the Company all rights in all Company Trade Secrets (as just described) and any patent rights arising therefrom.

(iv) Cooperation. When requested by the Company, during or after employment, Executive will use commercially reasonable efforts to support and cooperate with the Company in pursuing any patent, copyright, or trade secret protection in the United States and foreign countries for any Company Invention or work for hire. Executive will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable compensation to Executive for his services under this Section 7(a)(iv) if Executive is not then employed by the Company.

(v) Prior Inventions. Executive has described here all inventions, original works of authorship, developments and improvements which were made by Executive or his affiliates prior to employment with the Company, which belong to Executive or such affiliates, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”): all property and assets (both tangible and intangible) of Dollars Per Minute Inc. If no items or matters are described, Executive represents and warrants that there are no such Prior Inventions. If, in the course of employment with the Company, Executive incorporates any Prior Inventions into any work for hire, Company Invention, or Company trade secret, Executive grants the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

(vi) Notice of Limits to Assignment. The provisions of this Section 7(a) do not apply to (x) any work product that Executive developed on his own time without using Company equipment, supplies, facilities, trade secrets or Protected Information, unless the work product (1) relates to the Company’s business or demonstrably anticipated business, (2) relates to the Company’s actual or demonstrably anticipated research or development, or (3) results from any work performed by Executive for the Company and (y) Dollars Per Minute Inc. and all of its property and assets (both tangible and intangible).

(b) Confidentiality.

(i) Necessity. In the course of his employment with the Company, Executive may be making use of, acquiring, or adding to the Company’s confidential information, trade secrets, and Protected Information. In addition, Executive’s work for the Company requires Executive be provided access to valuable confidential information, trade secrets, and Protected Information. The confidential information, trade secrets, and Protected Information to which Executive will have access is valuable to the Company and/or its Business Partners and Company Vendors and each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements with restrictive covenants and confidentiality obligations where possible. Executive acknowledges that the Company will not provide Executive (on a going forward basis) with access to the valuable confidential information, trade secrets, or Protected Information unless Executive executes this Agreement.

(ii) Promises. Executive makes the following promises regarding Protected Information.

a) Promise To Protect. Executive promises to use commercially reasonable efforts to protect and maintain the confidentiality of Protected Information while employed by the Company. Executive will follow all Company policies and procedures made known to Executive for the protection and security of this information. Executive will also promptly report to the Board any potential or actual security breach or loss.

b) Promise to Return. Executive agrees to return (and not retain) any and all materials reflecting Protected Information that he may possess (including all Company-owned equipment) immediately upon termination of employment.

c) Promise Not To Use Or Disclose. Executive agrees to not use or disclose, except as necessary for the performance of his services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company. This promise applies only for so long as such Protected Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors.

(iii) Required Disclosures. If Executive is requested or required to provide Protected Information in any legal proceeding or governmental investigation, Executive will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive Executive’s obligations under this Agreement.

(c) Restrictive Covenants. Executive understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with Company Vendors and Business Partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

(i) Non-Solicitation. Executive acknowledges that the relationships and goodwill that Executive develops with Company Vendors and Business Partners as a result of his employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair. Executive further acknowledges that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by Executive, to secure the relationships and goodwill for itself after Executive’s employment ends. Executive therefore agrees that while employed by the Company and for a period of two (2) years after Executive’s employment with the Company ends, for whatever reason, Executive will not, and will not assist anyone else to, (1) solicit or encourage any Company Vendor or Business Partner to terminate or diminish its relationship with the Company; or (2) seek to persuade any Company Vendor or Business Partner to conduct with anyone other than the Company any business or activity relating to Competitive Services or Products that such Company Vendor or Business Partner conducts or could conduct with the Company.

(ii) Non-Competition. Executive agrees that while employed by the Company and for a period of eighteen (18) months after Executive’s employment with the Company ends for any reason, Executive will not, for himself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Executive’s knowledge of Protected Information is likely to affect Executive’s decisions or actions for the Direct Competitor, to the detriment of the Company.

(d) Reasonable Restrictions. Executive agrees that the terms and conditions in Sections 7(a) through 7(c) are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by Executive. Executive acknowledges that he could continue to actively pursue his career and earn sufficient compensation without breaching any of the restrictions contained in these Sections.

(e) Equitable Relief. Executive agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of Executive’s obligations under this Section 7, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Executive from violating the promises in this Section. Executive understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company.

(f) Trade Secrets. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.

(g) Non-Interference. Executive agrees that during his employment with the Company, and for a period of one (1) year from the voluntary or involuntary termination of employment with the Company for any reason whatsoever, Executive shall not, either personally or in conjunction with others either (i) solicit, interfere with, or endeavor to cause any employee of the Company to leave such employment or (ii) otherwise induce or attempt to induce any such employee to terminate employment with the Company. Nothing in this Section 7(g) is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(h) Notice. Executive agrees that he will give notice of this Agreement and Executive’s obligations to comply with its terms to any person or organization that Executive may become associated with during the first two years after the termination of his employment with the Company. Executive further agrees that the Company may, if it desires, send a copy of, or otherwise make the provisions in Section 7 hereof known to any such person, firm or entity during that time.

(i) Non-Disparagement. The Company shall instruct its Board members and officers not to, and Executive agrees not to, make any derogatory or negative public statement about, or take any action or make any statement which may adversely affect or disparage, the other or any of their respective Affiliates, or any of their respective owners, stockholders, officers, directors or employees or any of their respective products, services, businesses, reputations or goodwill; provided that nothing herein shall prevent the Company (including its Board members and officers) or Executive from responding or answering truthfully if required to by applicable law or compelled by process of law.

(j) Return of Company Property. Upon termination of Executive’s employment, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Protected Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

(k) No Conflicts. Executive hereby represents and warrants that Executive’s signing of this Agreement and the performance of Executive’s obligations under it will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement. Further, Executive hereby represents and warrants that: (i) Executive will not bring any confidential information of any former employer, nor any proprietary work product created as part of Executive’s duties with Executive’s former employer; (b) Executive will not use or disclose any former employer’s confidential information or proprietary work product in the performance of Executive’s duties with the Company; and (c) Executive is not currently, nor will he take or be in a position, that breaches the Company’s ethics policies as in effect from time to time.

8. Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to Executive at the address (or email address) last appearing in ValueVision’s personnel records and to the Company at its headquarters with attention (or an email) to the General Counsel of ValueVision. Either party may change its address by written notice in accordance with this paragraph.

9. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

10. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. If ValueVision sells, assigns or transfers all or substantially all of its business and assets to any person or entity, then ValueVision shall assign all of its right, title and interest in this Agreement as of the date of such event to such person or entity, and ValueVision shall cause such person or entity, by written agreement, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. In case of such assignment by ValueVision and assumption and agreement by such person or entity, as used in this Agreement, “ValueVision” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person or entity. Except as provided in this Section 10, this Agreement shall not be assignable by ValueVision or Executive. This Agreement shall not be terminated by the voluntary or involuntary dissolution of ValueVision.

11. Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Minnesota without resort to Minnesota’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts located in Hennepin County, Minnesota and specifically waives any and all objections to such jurisdiction and venue.

12. Captions and Paragraph Headings. Captions and section or paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

13. Divisibility of Agreement or Modification By Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Survival. The termination or expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the termination or expiration of this Agreement, which rights and obligations will survive the termination or expiration of this Agreement. In addition, the following provisions shall survive the termination or expiration of this Agreement: Sections 5 and 6 (as necessary for the payments and benefits due thereunder to be paid or provided), and Sections 7, 8, 9, and 11 through 18.

16. Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement and the Exhibits attached hereto otherwise supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company, and all such agreements shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

17. Modification or Amendment. This Agreement may not be modified or amended except through a writing signed by hand by both an authorized representative of ValueVision and Executive, except as required by a court with competent jurisdiction in order to enforce this Agreement.

18. Claims by Executive. Executive acknowledges and agrees that any claim or cause of action by him against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

19. Directors and Officers Insurance. During the Term, the Company shall maintain commercially reasonable directors and officers insurance. Any release requirement set forth in the Separation Agreement shall not require Executive to waive any right or claim for coverage under such insurance.

20. Execution of Agreement. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

21. Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties, and shall not be interpreted as against one party as the drafter.

22. Section 409A. It is intended that this Agreement will comply with Code Section 409A and any regulations and other published guidance of the IRS thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitutes deferred compensation for purposes of Code Section 409A, the following conditions shall be applicable (except as otherwise permitted by Code Section 409A): (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other year (except that any health or dental plan may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE

/s/ Mark C. Bozek
Mark C. Bozek

VALUEVISION MEDIA, INC.

By:	/s/ Teresa Dery
Name:	Teresa Dery
Title:	Senior Vice President and General Counsel

EXHIBIT A

1.	First Year Bonus. Upon the completion of the fiscal year ending January 31, 2015 (the “Initial Year”), ValueVision shall pay Executive an initial first year bonus in an amount equal to $381,849 (the “Initial Year Bonus”), which represents a guaranteed bonus determined by multiplying (A) a fraction, the numerator of which is the number of days during the Initial Year from Executive’s date of employment (which was June 23, 2014) and the denominator of which is 365, and (B) 100% of Executive’s Base Salary. The Initial Year Bonus shall be payable during the fiscal year following the Initial Year, consistent with the timing of ValueVision’s payments under its annual cash incentive plan applicable to other senior executives of ValueVision, provided Executive has remained in employment through the date such bonus is paid.

2.	Signing Bonus. ValueVision shall pay Executive a one-time cash payment of $125,000 within ten (10) days following the Effective Date (the “Signing Bonus”), provided that Executive shall be required to repay to ValueVision the gross amount of such Signing Bonus if either Executive voluntarily terminates his employment with ValueVision without Good Reason or is terminated by the Company for Cause, in each case during the first twelve (12) months after the Employment Commencement Date.

3.	Initial Equity Grant. On the Effective Date, ValueVision shall make a one-time equity award of performance restricted stock units (“Performance RSUs”) to Executive under the ValueVision Media, Inc. 2011 Omnibus Incentive Plan (the “Plan”) with a grant date fair value of $1,000,000, pursuant to the award agreement attached hereto as Exhibit B.

4.	Relocation Expenses. To assist Executive’s relocation to Eden Prairie, Minnesota, ValueVision will provide Executive with a living expense allowance of $2,500 per week plus an additional amount (the “Gross-Up”) such that, after payment of taxes on the $2,500 and on the Gross-Up, Executive retains $2,500 per week, until six (6) months following the Effective Date. Executive also shall be eligible to participate in the executive relocation program maintained by ValueVision. Executive shall be required to repay to ValueVision the gross amount of relocation assistance received under this subsection if either Executive voluntarily terminates his employment with ValueVision without Good Reason or is terminated by the Company for Cause, in each case during the first twelve (12) months after the Employment Commencement Date; provided that the amount of such repayment shall be pro-rated to reflect any portion of such twelve (12) months during which Executive is employed.

5.	Negotiation Fees. Promptly following the Effective Date, ValueVision will reimburse Executive for up to $20,000 in reasonable and documented legal expenses and other costs associated with the negotiation of this Agreement.

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